 Exhibit 99.1

Reed’s Announces Closing of $5.6 Million Financing Transactions

- Financing Includes Strategic Investment from New Hong Kong Partner -

Norwalk, CT, (May 31, 2023) -- Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, today announced it has closed a series of financing transactions for an aggregate of $5.6 million.

Reed’s closed a $4.1 million PIPE issuance led by D&D Source of Life Holding LTD (“D&D”), a Hong Kong based investment company with several investments in consumer product companies, including Waldencast, a global multi-brand beauty and wellness platform that is currently valued at over $1.0 billion.

As part of D&D’s strategic investment, the Company and D&D entered into an alliance to import innovative beverage products into the US market, as well as to export Reed’s robust portfolio of better-for-you products into Asia.

The Company’s largest shareholder, Union Square Park Capital Management, and John Bello, Chairman of the Board, also participated in the PIPE transaction.

The purchase price per share was $2.585, which is based on a premium of 10% to the average of the bid and ask prices on May 19, 2023. In addition, the Company has issued warrants to purchase one share of common stock for every five shares subscribed. The warrants have an exercise price of $2.50 and a term of three years.

In addition, the holders of Reed’s secured convertible notes augmented their current bridge note by $1.5 million and extended the repayment date to September 29, 2023, subject to certain conditions. As part of the bridge financing, the holders also waived certain covenants.

“Today marks a new turn for Reed’s as we secure this strategic investment and form a partnership with D&D,” said Norman E. Snyder, CEO of Reed’s. “This capital injection will dramatically improve our working capital to accelerate growth, as we can now build up inventory to appropriate levels and fulfill the demand for our products. Partnering with D&D will also enable us to leverage their market presence to distribute our products overseas, while utilizing our 45,000-store network to bring their natural, better-for-you products to the U.S.

“With our continued reduction in operating expenses, ongoing demand for Reed’s products and a newly fortified balance sheet, we have a clear runway to achieve our growth and profitability objectives in the back half of 2023 . We are also pleased with the vote of confidence from receiving additional investments from our three largest shareholders.”

Reed’s plans to use the aggregate gross proceeds of approximately $5.6 million, before deducting fees associated with the transactions payable by Reed’s, for building inventory and general working capital and general corporate purposes.

This press release is neither an offer to purchase or sell nor a solicitation of an offer to sell or buy the shares, warrants or any other securities of the Company, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “can,” “will” and “plan,” “expect,” “project” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among other things, quotations from management in this announcement as well as statements about Reed’s plans for its strategic partnership with D&D and Reed’s expectations for growth and profitability are forward-looking statements. Such forward-looking information reflects management’s current beliefs and is based on information currently available to management. The ability of Reed’s management to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. These forward-looking statements are not guarantees of future performance and involve risks, assumptions, and uncertainties, including those described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We expressly disclaim any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829